UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010

VANGENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-145355	20-1961427
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4250 North Fairfax Drive Suite 1200 Arlington, Virginia 22203	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 284-5600

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 28, 2010, Vangent entered into Amendment No. 1, dated July 28, 2010 (“Amendment No. 1”), to the Credit Agreement, dated February 14, 2007 (the “Credit Agreement”), by and among Vangent, Inc., Vangent Holding Corp., Wells Fargo Securities, LLC, Goldman Sachs Credit Partners L.P, Wells Fargo Bank, N.A., and the lenders that are party thereto.

Amendment No. 1 amended certain terms of the Credit Agreement to, among other things, (i) allow for the sale of Vangent’s Latin American operations, (ii) expand the amounts allowed for acquisitions to $75.0 million per acquisition and to $175.0 million in the aggregate, and (iii) reduce the mandatory prepayment requirement from net cash proceeds of equity offerings to 25% from 50% as long as the consolidated leverage ratio, as defined, is below 4.00 to1. Vangent agreed to pay lender fees and expenses of $1.8 million in connection with Amendment No.1. The other material terms of the Credit Agreement remain unchanged.

The foregoing description of Amendment No. 1 to the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment No. 1 to the Credit Agreement, which is filed hereto as Exhibit 10.3 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.3	Amendment No. 1, dated July 28, 2010, to the Credit Agreement, dated February 14, 2007, by and among Vangent, Inc., Vangent Holding Corp., Wells Fargo Securities, LLC, Goldman Sachs Credit Partners L.P, Wells Fargo Bank, N.A., and the lenders that are party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vangent Inc.

August 3, 2010	/s/ Kevin T. Boyle

Kevin T. Boyle
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.3	Amendment No. 1, dated July 28, 2010, to the Credit Agreement, dated February 14, 2007, by and among Vangent, Inc., Vangent Holding Corp., Wells Fargo Securities, LLC, Goldman Sachs Credit Partners L.P, Wells Fargo Bank, N.A., and the lenders that are party